Exhibit 6

Stock Purchase Agreement

Wolter Global Investments Limited (the “Seller”) and _________ (the “Purchaser”) hereby enter into this Stock Purchase Agreement (the “SPA”) on April 9, 2026 in connection with sale and purchase of               shares of common stock, no par value (the “Common Stock”), of Scienjoy Holding Corp. a listed corporation (the “Company”) as indicated in Section 1 below.

The terms and conditions of this SPA are as follows:

1.	Sale of the Company’s Common Stock.

a.	In consideration of the aggregate amount of USD (the “Purchase Price”), Seller agrees to sell, and the Purchaser agree to purchase shares of Common Stock (the “Shares”).

b.	Following due execution of this SPA and immediately upon Purchaser’s delivery of the wire transfer confirmation of the Purchase Price, the Seller shall deliver the certificates representing the Shares, with all of the fees, instructions and signatures required to transfer the Shares to the Purchaser, to the Company’s transfer agent CST Transfer. In the instructions, Seller shall instruct the Company’s transfer agent to cancel the Sellers’ certificate representing the Shares and reissue the certificate representing Shares free of legend in the names of the Purchaser.

c.	The closing of the transactions contemplated by this SPA occurred at the time when the book entry statement representing the Shares was delivered to the Purchaser (the “Closing”).

2.	Purchaser represents and warrants to Seller as follows:

a.	Purchaser has the full power and authority to enter into this SPA and to carry out its obligations hereunder.

b.	This SPA has been duly executed and delivered by Purchaser and creates a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

c.	The Purchaser is buying the Shares solely for its own account, for investment and not with a view to resale in connection with a distribution thereof.

d.	The Purchaser agrees to hold harmless Seller from any losses Purchaser may sustain from any resale or disposition of the Shares.

e.	The execution and delivery of this SPA and the consummation of the transactions contemplated herein will not conflict with or violate any law, regulation, court order, judgment or decree applicable to Purchaser or any agreement to which Purchaser is a party, or, in the case of any such law, regulation, court order, judgment, decree or agreement, by which the property of Purchaser is bound or affected.

f.	The Purchaser is a “non-US person” as defined in Regulation S (as defined herein) under the United States Securities Act of 1933, as amended (the “Securities Act”), acquiring the Shares solely for its own account for the purpose of investment.

g.	The Purchaser has a net worth and income such that the loss of his, her or its entire investment in the Shares will not adversely affect the Purchaser’s financial condition, business or lifestyle.

h.	The Purchaser has such knowledge, business and investment experience that Purchaser is fully capable of understanding the merits and risks associated with an investment in the Shares.

i.	The representations made in this SPA by Purchaser are deemed to be remade as of the Closing.

j.	The Purchaser is not in possession of any material nonpublic information regarding the Company.

k.	The Purchaser understands that investment in the Shares is an illiquid investment. In particular, they recognize that: (i) they must bear the economic risk of investment in the Shares for an indefinite period of time, since the Shares have not been registered under the Securities Act and therefore cannot be sold unless either they are subsequently registered under the Securities Act or an exemption from such registration is available.

l.	The Purchaser has such knowledge and experience in financial and business matters that the Investor is capable of evaluating the merits and risks of the Investor’s investment in the Shares and is able to bear such risks, and has obtained, in the Investor’s judgment, sufficient information from the Company to evaluate the merits and risks of such investment. The Purchaser has evaluated the risks of investing in the Shares, understands there are substantial risks of loss incidental to the purchase of the Shares and has determined that the purchase of Shares is a suitable investment for the Purchaser.

m.	The Purchaser represent that their investment objective is speculative in that they seek the maximum total return through an investment in a broad spectrum of securities, which involves a higher degree of risk than other investment styles and therefore their risk exposure is also speculative.

n.	The Purchaser represents that they have read the Company’s SEC filings and other publicly available information.

3.	Seller represents and warrants to the Purchaser as follows:

a.	Seller has the full power and authority to enter into this SPA and to carry out its obligations hereunder.

b.	Seller is the beneficial and record owner of the Shares and has good and marketable (except for applicable securities law restrictions) title to the Shares, free and clear of all liens, claims, charges, security interests, and encumbrances of any kind or nature.

c.	This SPA has been duly executed and delivered by Seller and is the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

d.	The Seller releases and forgoes claim to any and all profits and gains on the Shares incurred after the Closing.

e.	The Seller is not in possession of any material nonpublic information regarding the Company.

f.	Seller has provided the Purchaser with such information regarding the Company as is available to the Purchaser.

g.	The Seller understands that Purchaser is relying upon the truth and accuracy of, and the Seller’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Seller set forth herein and the Seller acknowledges that it is not relying on any representation or warranty by Purchaser except as expressly set forth in section 2.

h.	The representations made in this SPA by Seller are deemed to be remade as of the Closing.

4.	Each of Purchaser and Seller agree as follows:

a.	Seller shall hold Purchaser harmless for any commission and/or fees agreed to be paid by Seller to any broker, finder or other person or entity acting or purporting to act in a similar capacity and Purchaser shall hold Seller harmless for any commission and/or fees agreed to be paid by Purchaser to any broker, finder or other person or entity acting or purporting to act in a similar capacity.

b.	To furnish to the other such additional information regarding themselves and the Company as the other shall reasonably request prior to Closing and which may be obtained without any unreasonable hardship or expense in connection with the consummation of the transactions contemplated in this SPA.

c.	To do all things reasonably necessary or convenient before or after the Closing, and without further consideration, to consummate the transactions contemplated herein.

5.	Indemnification by the Purchaser: The Purchaser agrees to indemnify, defend and hold harmless Seller against and in respect of any loss, damage, deficiency, cost or expense (including without limitation reasonable attorneys’ fees) resulting from any breach by Purchaser of any of the representations, warranties, covenants or agreements of Purchaser contained in this SPA.

6.	Indemnification by the Seller: Seller agrees to indemnify, defend and hold harmless the Purchaser against and in respect of any loss, damage, deficiency, cost or expense (including without limitation reasonable attorneys’ fees) resulting from any breach by Seller of any of the representations, warranties, covenants or agreements of Seller contained in this SPA.

7.	Jurisdiction and Venue; Choice of Law; Waiver of Jury Trial; Attorneys’ Fees: The sole and exclusive jurisdiction and venue for any action or proceeding arising from or relating to this SPA shall be the federal and state courts located in the City and County of New York, State of New York, and all parties hereto consent to the jurisdiction of such courts. This SPA shall be deemed to have been executed and delivered within the State of New York, and any disputes arising from or relating to this SPA shall be governed by the laws of the State of New York. All parties hereto agree that they irrevocably waive their right to a trial by jury in any action or proceeding arising from or relating to this SPA. If any action or proceeding is brought by any party arising from or relating to this SPA or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorneys’ fees to be fixed by the arbitrator, trial court, and/or appellate court if such party substantially prevails on all the issues in dispute. All questions as to the interpretation and effect of this SPA shall be determined under the laws of the State of New York.

8.	Survival: The representations and warranties contained herein shall survive the date of the Closing for a period of one (1) year, except for Section 3 (b) which will last indefinitely.

9.	Notice: Any notices required or permitted to be given under the terms of this SPA shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier (including a recognized overnight delivery service) or by facsimile and shall be effective five days after being placed in the mail, if mailed by regular United States mail, or upon receipt, if delivered personally or by courier (including a recognized overnight delivery service) or by facsimile, in each case addressed to a party hereto.

10.	Counterparts: This SPA may be executed by facsimile or scanned document via email in two or more counterparts, each of which shall be deemed an original and together shall constitute one and the same SPA.

11.	Parties in Interest. This SPA may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law. This SPA shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF, this SPA is executed the day and year first above written.

PURCHASER

By

SELLER

By

/s/ Guo Jun Peng

Guo Jun Peng

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